Exhibit 99.1

Contact:

Christopher Keenan or Jay Carlson

Peregrine Pharmaceuticals, Inc.

(800) 987-8256

info@peregrineinc.com

PEREGRINE PHARMACEUTICALS ANNOUNCES RESULTS FROM PHASE II CLINICAL TRIAL OF

BAVITUXIMAB IN STAGE IV PANCREATIC CANCER

Top-Line Results Demonstrate Signs of Anti-tumor Activity in Difficult to Treat Patient Population

Company Evaluating Next Steps for Advancing Bavituximab Pancreatic Program

Tustin, CA - February 13, 2013 --  Peregrine Pharmaceuticals (NASDAQ: PPHM) today announced results from its 70 patient open-label, randomized Phase II clinical trial of bavituximab used in combination with gemcitabine in patients with previously untreated, advanced Stage IV pancreatic cancer. The trial included the enrollment of patients with advanced metastatic disease including significant liver involvement and poor performance status associated with rapid disease progression. Results showed that the combination of bavituximab and gemcitabine resulted in more than a doubling of overall response rates (ORR) and an improvement in overall survival (OS) when compared with gemcitabine alone (control arm).  In the trial, patients treated with a combination of bavituximab and gemcitabine had a 28% tumor response rate as compared to 13% in the control arm.  Median OS, the primary endpoint of the trial, was 5.6 months for the bavituximab plus gemcitabine arm and 5.2 months for the control arm (hazard ratio = 0.75).

“We are pleased with the results seen in this very difficult to treat patient population,” said Kerstin Menander, MD, PhD, head of medical oncology at Peregrine. “Although the median overall survival improvement is modest, further analysis of the data including subgroups shows some very interesting and potentially promising trends.  We look forward to presenting the full data set from this trial later this year at an upcoming scientific meeting.”

The pancreatic cancer trial is a randomized, open-label Phase II trial evaluating bavituximab with gemcitabine versus gemcitabine alone in up to 70 patients with previously untreated stage IV pancreatic cancer. The trial allowed the enrollment of patients 18 and older without any age limit, distant organ involvement and ECOG performance status of 0-2.  In this trial, bavituximab was generally safe and well tolerated in combination with gemcitabine with similar adverse events occurring in both arms.

“In light of this data, as well as other recent developments in the treatment of pancreatic cancer, we are actively evaluating the next steps for advancing the bavituximab pancreatic program,” said Joseph Shan, vice president of clinical and regulatory affairs at Peregrine.  “Subgroup analyses from the trial are yielding additional information that we believe will be important in guiding the anticipated future development of bavituximab in this challenging indication.  We are considering potential development pathways that would allow us to take advantage of bavituximab’s broad potential when combined with other cancer agents.  We look forward to providing updates as these plans come together.”

Bavituximab is being evaluated by Peregrine and individual clinical investigators in a variety of treatment settings for patients with non-small cell lung cancer in both the front and second-line settings, as well as breast, prostate, liver and rectal cancers in combination with approved chemotherapies and radiation.

About Bavituximab

Bavituximab is a first-in-class phosphatidylserine (PS)-targeting monoclonal antibody that represents a new approach to treating cancer. Bavituximab is the lead drug candidate from the company's PS technology platform and is currently being tested in seven clinical trials, including two randomized Phase II trials in front-line and second-line non-small cell lung cancer, and five investigator-sponsored trials (ISTs) in additional oncology indications. PS is a highly immunosuppressive molecule usually located inside the membrane of healthy cells, but "flips" and becomes exposed on the outside of cells that line tumor blood vessels, creating a specific target for anti-cancer treatments. PS-targeting antibodies target and bind to PS and block this immunosuppressive signal, thereby enabling the immune system to recognize and fight the tumor.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials focused on the treatment and diagnosis of cancer. The company is pursuing multiple clinical programs in cancer with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that, due to the nature of this very difficult to treat patient population and the company’s continued efforts to advance other bavituximab programs in its current pipeline, the company may defer development in this indication pending receipt of sufficient additional financial resources or the consummation of a partnership involving the bavituximab program. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the our SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended April 30, 2012 and quarterly report on Form 10-Q for the quarter ended October 31, 2012. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.